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                                                                    EXHIBIT 11.1

                             RF MONOLITHICS, INC.

                      Computation of Net Income per Share
                  Years Ended August 31, 1996, 1995 and 1994
                     (In thousands, except per-share data)

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                                                 1996        1995        1994
                                                 ----        ----        ----
Average common shares outstanding.............   5,116       4,980       1,098

Convertible preferred shares, as if
 converted....................................      -           -        2,402

Net effect of dilutive stock options-based
 on the treasury stock method (pro forma in
  1994 under SAB83)...........................     313         345         330
                                                ------      ------      ------
        Total common and common equivalent
         shares (pro forma in 1994)...........   5,429       5,325       3,830
                                                ======      ======      ======

Net income....................................  $1,889      $1,520      $2,261
                                                ======      ======      ======

Net income per share (pro forma in 1994)......  $ 0.35      $ 0.29      $ 0.59
                                                ======      ======      ======
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